Exhibit 99.1

      (1) Plainfield Asset Management LLC ("Plainfield"), is the manager of the Plainfield Special Situations Master Fund Limited ("Master Fund"), Plainfield Special Situations Master Fund II Limited ("Master Fund II"), the Plainfield OC Master Fund Limited ("OC Fund"), and the Plainfield Liquid Strategies Master Fund Limited ("Liquid Fund", and together with Plainfield, Master Fund, Master Fund II, and the OC Fund, the "Reporting Persons"), each a private investment vehicle formed for the purpose of investing and trading in a variety of securities and financial instruments. Max Holmes, an individual, is the chief investment officer of Plainfield. Each of the Reporting Persons disclaims beneficial ownership of the reported shares for which it is not the record owner, and this report shall not be deemed an admission that any of the Reporting Persons is a beneficial owner of the securities for purposes of
Section 16 or for any other purpose, except to the extent of their pecuniary interest therein.

      (2) The amounts listed in this column include a total of 4,503,813 shares of Common Stock underlying 2,992,995 warrants currently held by Master Fund, Master Fund II, and OC Fund. Master Fund holds 2,446,830 warrants exercisable into 3,681,952 shares of Common Stock, Master Fund II holds 336,856 warrants exercisable into 506,896 shares of Common Stock, and OC Fund holds 209,309 warrants exercisable into 314,965 shares of Common Stock.

      (3) After the disposition reported in Table I above, OC Fund no longer owns any Common Stock of the Issuer, but owns warrants exercisable into Common Stock of the Issuer as described in Note 2 above.

      (4) After the disposition reported in Table I above, Liquid Fund no longer owns any Common Stock of the Issuer. Accordingly, Liquid Fund will no longer be a Reporting Person on subsequent filings with respect to securities of the Issuer.

      (5) These dispositions were reported on the original Form 4 and are being restated in this amendment in order to correct the transaction date.